Exhibit 99.1
Daktronics, Inc. Announces 2025 Fiscal Third Quarter Results & Leadership Transition

Reece Kurtenbach to Step Down as Chairman, President and CEO and Transition to Advisory Role

Brad Wiemann, Executive Vice President, Appointed Interim CEO

Howard Atkins, Board Member and Former CFO of Wells Fargo, Appointed Acting CFO and Chief Transformation Officer, Allowing Sheila Anderson to Focus on Her Role as Chief Data and Analytics Officer

Board of Directors Has Initiated a Search for a Permanent CEO

Andrew Siegel, current Lead Independent Director, to become Chairman of the Board

BROOKINGS, S.D., March 5, 2025 – Daktronics, Inc. (NASDAQ-DAKT), the leading U.S.-based designer and manufacturer of best-in-class dynamic video communication displays and control systems for customers worldwide, today reported results for its fiscal 2025 third quarter which ended January 25, 2025.

Fiscal Q3 2025 financial highlights include:
•Sales of $149.5 million, a 12.2 percent decrease from the third quarter of fiscal 2024
•Gross profit as a percentage of net sales of 24.6 percent was similar as compared to 24.5 percent for the third quarter of fiscal 2024
•Operating loss of $3.6 million, compared to operating income of $8.0 million for the third quarter of fiscal 2024; adjusted operating income was $1.2 million(1) after excluding $4.8 million of consultant and advisor related expenses associated with business transformation initiatives and corporate governance matters
•Net loss for the quarter was $17.2 million, adjusted net income(1) was $0.5 million for the quarter after excluding the non-operating non-cash debt fair value adjustment and tax impacted operating adjustment for consultant and advisor related expenses associated with business transformation initiatives and corporate governance matters
•Cash flows from operations of $12.0 million for the fiscal third quarter and $74.8 million for the first nine months of fiscal 2025
•Product and service orders of $186.9 million(2) for the quarter, a decrease of 2.7 percent from the third quarter of 2024 and $540.7 million on a year-to-date basis, a year-to-date increase of 1.2 percent
•Product order backlog of $273.2 million(2) at January 25, 2025, compared to $236.0 million at the end of the second quarter of fiscal 2025 and $328.3 million at the end of the third quarter of fiscal 2024

Reece Kurtenbach, Daktronicsʹ Chairman, President and Chief Executive Officer, commented, “Our orders grew sequentially in the third quarter, driven by a strong increase in Commercial orders, securing a major NFL stadium order, and a rebound in International orders. Despite the traditionally lower volume in the third quarter due to the completion of fall sports installations, a natural slowdown in outdoor construction projects, and the impact of two major holidays, we
(1) Adjusted operating income and adjusted net income is not a measure defined by accounting principles generally accepted in the United States of America ("GAAP"), to report our results exclusive of items that are non-recurring or not core to our operating business. We believe presenting this non-GAAP financial measurement provides investors with a consistent way to analyze our performance. For more information, see the supplemental calculation contained later in this release.
(2) Orders and backlog metrics are not measures defined by GAAP, and our methodology for determining orders and backlog may vary from the methodology used by other companies in determining their orders and backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended April 27, 2024.

successfully preserved our gross margin and increased quarterly cash flow compared to last year through cost mitigations, favorable sales mix, and careful working capital management.”

Outlook
The underlying long-term drivers of customers’ desire to expand usage of digital display systems and quoting activity remain strong. Nevertheless, recent actions by the US government, including global tariff policy and federal funding priority changes, may affect near-term business conditions, and may have some impact on the timing of expected and quoted orders. We have been seeing some delays in US-based project bookings across markets. Additionally, costs related to corporate governance matters and business transformation are expected to remain elevated in the fourth fiscal quarter.

Leadership Transition
Today, Daktronics also announced that Mr. Kurtenbach is stepping down from his roles as President, CEO and Chairman of the Company’s Board of Directors (the “Board”), effective at close of business on March 5, 2025. Mr. Kurtenbach will remain involved with the business in an advisory role supporting Daktronics’ digital transformation plan. The Board will engage a nationally recognized executive search firm to help identify a permanent Chief Executive Officer. While this process continues, the Board has appointed Brad Wiemann, the Company’s Executive Vice President, as Interim President and CEO. Mr. Wiemann has been with Daktronics since 1993. He has served in a variety of roles at the Company across manufacturing, engineering, product development and other functions. In his current role, he oversees the Company’s Commercial and High Schools & Parks and Recreation business units. He has played a key role in standardizing products to simplify engineering and manufacturing for outdoor products, such as billboards and message centers, as well as developing Daktronics’ sales and service channels.

To further accelerate the Company’s transformation, Daktronics Board member and former CFO of Wells Fargo, Howard Atkins, has been appointed Acting CFO and Chief Transformation Officer, effective at close of business today, March 5, 2025. This transition allows Sheila Anderson to focus on her role as Chief Data and Analytics Officer, a position she assumed in October 2024, while the Company’s search for a permanent CFO proceeds.

The Board has also appointed Andrew Siegel, currently the Company’s lead independent director, to serve as the new independent Chair of the Board. Mr. Siegel is an accomplished investor and sports, media and technology executive.

These appointments support the Board-led business transformation intended to position the Company for its next phase of innovation, commercial growth and global market expansion.

“Since its founding over 50 years ago, Daktronics has grown into a world leader in video communications displays and control systems,” said Mr. Kurtenbach. “I am incredibly proud of what we have been able to achieve together, and deeply humbled by the remarkable hard work, commitment and loyalty of our team members that has enabled us to get to this point. I am confident that Daktronics has a strong foundation in place, supported by the increasing momentum from the Company’s transformation, to continue its global growth. This is the right moment for me to step back as CEO and to turn the business over to the next generation of leadership. I believe Daktronics is well-positioned to expand its market leadership position and create significant long-term value for our customers, shareholders and all stakeholders.”

“On behalf of the Board, I want to express our gratitude and highest respect to Reece for his leadership and continued commitment to Daktronics,” Mr. Siegel said. “During Reece’s 34-year tenure – including 12 years as CEO – he has been a thoughtful leader and mentor to the team, and instrumental in building Daktronics into the world-class business it is today. From developing groundbreaking new technology and expanding Daktronics’ global footprint into new markets, Reece has helped establish Daktronics as an industry leader. We will continue to benefit from his expertise and deep industry relationships as we welcome this next chapter of evolution for Daktronics.”

Siegel continued, “Daktronics is a world-class business with an unmatched culture of excellence – from the quality of our engineering, manufacturing and installation expertise, our solution-oriented sales team, to our committed customer service throughout the entire lifetime of display use. We must build on these strengths while looking into new technology advancements and services to accelerate Daktronics’ growth potential. With the benefit of fresh perspectives and diversified experience, Daktronics can further capture its potential and secure our market leadership.”

(1) Adjusted operating income and adjusted net income is not a measure defined by accounting principles generally accepted in the United States of America ("GAAP"), to report our results exclusive of items that are non-recurring or not core to our operating business. We believe presenting this non-GAAP financial measurement provides investors with a consistent way to analyze our performance. For more information, see the supplemental calculation contained later in this release.
(2) Orders and backlog metrics are not measures defined by GAAP, and our methodology for determining orders and backlog may vary from the methodology used by other companies in determining their orders and backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended April 27, 2024.

Update on Business and Digital Transformation
“During the quarter, we completed the rigorous analysis and planning phase of our business transformation plan. The transformation, built upon our market leadership position, our technical and strengthening operating financial profile, and our capable employees, was designed and structured to support our ambitious targets to grow revenue faster than our addressable market, currently estimated in the 7-10 percent range, expand operating margins of a sustainable 10-12 percent, and achieve 17-20 percent return on capital by fiscal 2028. In concert with these efforts, we continue to advance our digital transformation projects to realize efficiencies across the company and in interactions with our customers. We have also added rigor to our annual planning, capital allocation and risk assessment processes," said Sheila Anderson, CFO and Chief Data and Analytics Officer.

The business transformation, overseen by management and the board, is focused on completing initiatives with velocity in the following categories, with preponderance of benefits expected in the second half of fiscal 2026 and fiscal 2027.

Driving profitable growth
1.Prioritizing most profitable sales channels on a global basis
2.Strategic pricing and value selling activities enhancements
3.Priority development of new products for displays and control systems

Driving down product costs and structural costs
1.Agile alignment and optimization of our global manufacturing resources
2.Company wide re-invigoration of operational efficiency practices
3.Renegotiation of key supply agreements and scrubbing the entire supply chain
4.Simplifying product complexities to enhance cost-effectiveness and reliability

Digital transformation, supporting aggressive growth, data-driven planning and operational efficiencies
1.Enhanced enterprise performance management tools deployment
2.Redesigning front-end quoting and sales processes, building in automation and efficiency
3.Data driven culture and development of data platforms
4.Lower of information technology maintenance spend

Daktronics is also introducing a new management compensation plan to retain and attract the best talent and align incentives with long-term shareholder interests. This is designed to reinforce incredible teamwork and ensure Daktronics continues to deliver enhanced customer value for long-term success for all stakeholders.

Anderson continued, "Our transformation is already gaining momentum by achieving quick wins in the last quarter, including adjustments to service parts pricing systems, negotiations of lower cost material supply contracts, and implementation of manufacturing operational efficiencies in our high school product focused factory. Our dedicated Business Transformation Office is in operation to maintain momentum, oversee a disciplined implementation process, and ensure financial targets are met with accountability at every level."

Third Quarter Results
Orders for the third quarter of fiscal 2025 decreased by 2.7 percent from the third quarter of fiscal 2024. Order volume for the quarter declined primarily due to an order decrease in the Live Events, High School Park and Recreation, and Transportation business units. Variability in orders between periods is natural in these large project business areas and the time of year for sports projects and due to some delayed buying behaviors. In Live Events, we booked a large project during the quarter for a new NFL stadium system. These declines were offset by order bookings in the Commercial business unit and the International business unit, both led by strength in the Out-of-Home niche. Orders for the first nine months of the year increased 1.2 percent. Third quarter fiscal 2025 orders increased by 5.2 percent from the second quarter of fiscal 2025.

Net sales for the third quarter of fiscal 2025 decreased by 12.2 percent as compared to the third quarter of fiscal 2024. The third quarter of every fiscal year is characterized by seasonally lower volume. The sales decrease was driven by
(1) Adjusted operating income and adjusted net income is not a measure defined by accounting principles generally accepted in the United States of America ("GAAP"), to report our results exclusive of items that are non-recurring or not core to our operating business. We believe presenting this non-GAAP financial measurement provides investors with a consistent way to analyze our performance. For more information, see the supplemental calculation contained later in this release.
(2) Orders and backlog metrics are not measures defined by GAAP, and our methodology for determining orders and backlog may vary from the methodology used by other companies in determining their orders and backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended April 27, 2024.

comparatively lower volumes in the Live Events and Transportation business units, partially offset by increased order fulfillment in the Commercial, High School Park and Recreation, and International business units.

Gross profit as a percentage of net sales increased slightly to 24.6 percent for the third quarter of fiscal 2025 as compared to 24.5 percent a year earlier. We reduced shifts and work schedules to adjust for lower volumes to preserve gross profit margin as we continue to drive operational efficiencies.

Operating expenses increased to $40.4 million in the third quarter of fiscal 2025 as compared to $33.7 million for the third quarter of fiscal 2024. Increased operating expenses reflect investments in staffing resources to support information technology and digital transformation plans as well as sales team expansion to support opportunities for future growth. During the third quarter of fiscal 2025, we incurred $2.1 million of consultant related expenses associated with the previously announced strategic and digital transformation initiatives and $2.7 million of costs related to corporate governance matters including redomiciling and shareholder relations legal and advisory costs.

The above changes resulted in an operating margin loss for the third quarter of fiscal 2025 of 2.4 percent as compared to an operating margin income of 4.7 percent a year earlier. For the third quarter of fiscal 2025, adjusted for consultant and governance matters related expenses, adjusted operating margin income was 0.8 percent(1).

The increase in interest income, net for the third quarter of fiscal 2025 compared to the same period one year ago was primarily due to interest income earned on cash balances.

For the quarter ended January 25, 2025, we recorded $14.1 million of expense for the non-cash change in fair value of a convertible note payable, which is accounted for under the fair value option.

The effective income tax rate for the third quarter of fiscal 2025 produced an effective tax rate of 3.7 percent primarily due to the tax effect of the increase of the convertible note fair value adjustment to expense that is not deductible for tax purposes reduced by the tax effect of the period's decrease in pre-tax income. The effective tax rate for the third quarter of fiscal 2024 was 15.0 percent due to a decrease in the fair value adjustment in proportion to the increase in pre-tax income for the period.

Balance Sheet and Cash Flow
Cash, restricted cash and marketable securities totaled $132.2 million at January 25, 2025, and $42.5 million of total current and long-term debt was outstanding as of that date, which included $23.9 million of face value and convertible fair value adjustments of $19.1 million, and is net of $0.5 million of debt issuance costs. There were no draw-downs on the asset-based revolving credit facility during the first nine months of fiscal 2025, and $33.4 million was available to draw at January 25, 2025. During the quarter, we converted a total of $13.9 million face value ($7.0 million on December 3, 2024 and $6.9 million on January 3, 2024) of the $25.0 million senior second lien secured promissory note (the "Convertible Note") and stopped accruing interest on this portion of note. Upon the occurrence of the two conversions, and in accordance with the terms of the Convertible Note, the Company issued and delivered 2.2 million shares of the Company's common stock on January 27, 2025, the first trading day after the effective date of the percentage cap increase to 14.99 percent. The fair value of these conversions totaled $36.8 million. During the quarter, we also issued a forced conversion notice of $6.9 million face value of the note on January 10, 2025, effective February 3, 2025. Subsequent to the end of the quarter, we issued 1.1 million shares for this conversion. On February 10, 2025, we issued notice that we would force the
(1) Adjusted operating income and adjusted net income is not a measure defined by accounting principles generally accepted in the United States of America ("GAAP"), to report our results exclusive of items that are non-recurring or not core to our operating business. We believe presenting this non-GAAP financial measurement provides investors with a consistent way to analyze our performance. For more information, see the supplemental calculation contained later in this release.
(2) Orders and backlog metrics are not measures defined by GAAP, and our methodology for determining orders and backlog may vary from the methodology used by other companies in determining their orders and backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended April 27, 2024.

conversion of the fourth and final tranche of approximately $4.2 million face value and approximately 0.7 million shares on March 4, 2025, eliminating this debt upon final issuance of these shares.

In the first nine months of fiscal 2025, Daktronics generated $74.8 million of cash from operations and used $14.7 million for purchases of property and equipment and used $9.0 million for share repurchases.

At the end of the fiscal 2025 third quarter, the working capital ratio was 2.4 to 1. Inventory levels dropped 18.3 percent since the end of the 2024 fiscal year on April 27, 2024. Management’s focus remains on managing working capital through expected growth of the company and through the dynamic business cycles.

Webcast Information
The Company will host a conference call and webcast to discuss its financial results today at 10:00 a.m. (Central Time). This call will be broadcast live at http://investor.daktronics.com where related presentation materials will also be posted prior to the conference call. A webcast will be available for replay shortly after the event.

About Daktronics
Daktronics has strong leadership positions in, and is the world’s largest supplier of, large-screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The Company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units: Live Events, Commercial, High School Park and Recreation, and Transportation, and one International business unit. For more information, visit the Company's website at: www.daktronics.com.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the federal securities laws and is intended to receive the protections of such laws.

All statements, other than historical facts, included or incorporated in this presentation could be deemed forward-looking statements, particularly statements that reflect the expectations or beliefs of Daktronics, Inc. (the “Company,” “Daktronics,” “we,” or “us”) concerning future events or our future financial performance. You are cautioned not to place undue reliance on forward-looking statements, which are often characterized by discussions of strategy, plans, or intentions or by the use of words such as "may," "would," "could," "should," "will," "expect," "estimate," "anticipate," "believe," "intend," "plan," "forecast," "project," “predict,” “potential,” “continue,” or “intend,” the negative or other variants of such terms, or other comparable terminology. The Company cautions that these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our expectations as a result of various factors, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts and orders, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, increased regulation, the imposition of tariffs, trade wars, the availability and costs of raw materials, components, and shipping services, geopolitical and governmental actions, and other risks described in the Company’s Annual Report on Form 10-K for its 2024 fiscal year (the “Form 10-K”) and in other reports filed with or furnished to the U.S. Securities and Exchange Commission (the "SEC") by the Company. You should carefully consider the trends, risks, and uncertainties described in this presentation, the Form 10-K, and other reports filed with or furnished to the SEC by the Company before making any investment decision with respect to our securities. If any of these trends, risks, or uncertainties continues or occurs, our business, financial condition, or operating results could be materially and adversely affected, the trading prices of our securities could decline, and you could lose part or all of your investment.

Forward-looking statements are made in the context of information available as of the date of this news release and are based on our current expectations, forecasts, estimates, and assumptions. The Company undertakes no obligation to update or revise such statements to reflect circumstances or events occurring after this presentation except as may be required by applicable law. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

-- END --
For more information contact:
INVESTOR RELATIONS:
Sheila M. Anderson, CFO and Chief Data and Analytics Officer
(1) Adjusted operating income and adjusted net income is not a measure defined by accounting principles generally accepted in the United States of America ("GAAP"), to report our results exclusive of items that are non-recurring or not core to our operating business. We believe presenting this non-GAAP financial measurement provides investors with a consistent way to analyze our performance. For more information, see the supplemental calculation contained later in this release.
(2) Orders and backlog metrics are not measures defined by GAAP, and our methodology for determining orders and backlog may vary from the methodology used by other companies in determining their orders and backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended April 27, 2024.

Tel (605) 692-0200
Investor@daktronics.com

Alliance Advisors IR
Carolyn Capaccio / Jody Burfening
DAKTIRTeam@allianceadvisors.com

Daktronics, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	January 25, 2025	January 27, 2024	January 25, 2025	January 27, 2024
Net sales	$149,507	$170,303	$583,926	$602,203
Cost of sales	112,726	128,585	431,584	435,139
Gross profit	36,781	41,718	152,342	167,064

Operating expenses:
Selling	14,471	14,258	44,811	41,840
General and administrative	16,498	10,589	43,771	31,077
Product design and development	9,440	8,835	28,902	26,459
	40,409	33,682	117,484	99,376
Operating (loss) income	(3,628)	8,036	34,858	67,688

Nonoperating (expense) income:
Interest income (expense), net	508	(745)	710	(2,952)
Change in fair value of convertible note	(14,083)	6,340	(25,369)	(11,570)
Other expense and debt issuance costs write-off, net	(613)	(1,000)	(2,612)	(6,282)

(Loss) income before income taxes	(17,816)	12,631	7,587	46,884
Income tax (benefit) expense	(660)	1,889	8,283	14,781
Net (loss) income	$(17,156)	$10,742	$(696)	$32,103

Weighted average shares outstanding:
Basic	47,764	46,173	46,944	45,975
Diluted	47,764	50,837	46,944	46,608

Earnings per share:
Basic	$(0.36)	$0.23	$(0.01)	$0.70
Diluted	$(0.36)	$0.09	$(0.01)	$0.69

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands)
(unaudited)

	January 25, 2025	April 27, 2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$132,169	$81,299
Restricted cash	—	379
Accounts receivable, net	95,523	117,186
Inventories	112,699	138,008
Contract assets	39,867	55,800
Current maturities of long-term receivables	1,780	298
Prepaid expenses and other current assets	7,338	8,531
Income tax receivables	5,038	448
Total current assets	394,414	401,949

Property and equipment, net	73,728	71,752
Long-term receivables, less current maturities	1,780	562
Goodwill	3,086	3,226
Intangibles, net	602	840
Debt issuance costs, net	1,599	2,530
Investment in affiliates and other assets	23,970	21,163
Deferred income taxes	24,977	25,862
TOTAL ASSETS	$524,156	$527,884

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets (continued)
(in thousands)
(unaudited)

	January 25, 2025	April 27, 2024
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$1,500	$1,500
Accounts payable	44,627	60,757
Contract liabilities	65,977	65,524
Accrued expenses	37,154	43,028
Warranty obligations	12,966	16,540
Income taxes payable	214	4,947
Total current liabilities	162,438	192,296

Long-term warranty obligations	23,306	21,388
Long-term contract liabilities	18,056	16,342
Other long-term obligations	6,909	5,759
Long-term debt, net	41,019	53,164
Deferred income taxes	137	143
Total long-term liabilities	89,427	96,796

SHAREHOLDERS' EQUITY:
Preferred Shares, no par value, authorized 50 shares; no shares issued and outstanding	—	—
Common Stock, no par value, authorized 115,000 shares; 49,006 and 48,121 shares issued at January 25, 2025 and April 27, 2024, respectively	71,774	65,525
Additional paid-in capital	89,875	52,046
Retained earnings	137,335	138,031
Treasury Stock, at cost, 2,443 and 1,907 shares at January 25, 2025 and April 27, 2024, respectively	(19,301)	(10,285)
Accumulated other comprehensive loss	(7,392)	(6,525)
TOTAL SHAREHOLDERS' EQUITY	272,291	238,792
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$524,156	$527,884

Daktronics, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended
	January 25, 2025	January 27, 2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(696)	$32,103
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	14,707	14,370
(Gain) loss on sale of property, equipment and other assets	(118)	98
Share-based compensation	1,623	1,598
Equity in loss of affiliates	2,594	2,330
(Recoveries of) provision for doubtful accounts, net	(481)	659
Deferred income taxes, net	877	23
Non-cash impairment charges	—	1,091
Change in fair value of convertible note	25,369	11,570
Debt issuance costs write-off	—	3,353
Change in operating assets and liabilities	30,964	(13,406)
Net cash provided by operating activities	74,839	53,789

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(14,668)	(13,628)
Proceeds from sales of property, equipment and other assets	212	107
Proceeds from sales or maturities of marketable securities	—	550
Purchases of equity and loans to equity investees	(3,326)	(4,084)
Net cash used in investing activities	(17,782)	(17,055)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on notes payable	—	40,485
Payments on notes payable	(1,733)	(18,500)
Principal payments on long-term obligations	(310)	(307)
Debt issuance costs	—	(6,833)
Payments for common shares repurchased	(9,016)	—
Proceeds from exercise of stock options	5,056	1,147
Tax payments related to RSU issuances	(591)	(303)
Net cash (used in) provided by financing activities	(6,594)	15,689

EFFECT OF EXCHANGE RATE CHANGES ON CASH	28	80
NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	50,491	52,503

CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Beginning of period	81,678	24,690
End of period	$132,169	$77,193

Daktronics, Inc. and Subsidiaries
Net Sales and Orders by Business Unit
(in thousands)
(unaudited)

	Three Months Ended				Nine Months Ended
(in thousands)	January 25, 2025	January 27, 2024	Dollar Change	Percent Change	January 25, 2025	January 27, 2024	Dollar Change	Percent Change
Net Sales:
Commercial	$37,976	$33,292	$4,684	14.1%	$115,614	$122,628	$(7,014)	(5.7)%
Live Events	46,072	73,393	(27,321)	(37.2)	231,887	233,602	(1,715)	(0.7)
High School Park and Recreation	29,367	28,764	603	2.1	125,444	133,940	(8,496)	(6.3)
Transportation	18,789	19,605	(816)	(4.2)	62,757	61,217	1,540	2.5
International	17,303	15,249	2,054	13.5	48,224	50,816	(2,592)	(5.1)
	$149,507	$170,303	$(20,796)	(12.2)%	$583,926	$602,203	$(18,277)	(3.0)%
Orders:
Commercial	$40,983	$34,524	$6,459	18.7%	$127,653	$101,167	$26,486	26.2%
Live Events	78,132	95,217	(17,085)	(17.9)	199,555	226,436	(26,881)	(11.9)
High School Park and Recreation	34,549	35,385	(836)	(2.4)	116,834	103,924	12,910	12.4
Transportation	13,838	18,924	(5,086)	(26.9)	48,819	59,409	(10,590)	(17.8)
International	19,402	8,013	11,389	142.1	47,803	43,450	4,353	10.0
	$186,904	$192,063	$(5,159)	(2.7)%	$540,664	$534,386	$6,278	1.2%

Reconciliation of Free Cash Flow*
(in thousands)
(unaudited)

	Nine Months Ended
	January 25, 2025	January 27, 2024
Net cash provided by operating activities	$74,839	$53,789
Purchases of property and equipment	(14,668)	(13,628)
Proceeds from sales of property and equipment	212	107
Free cash flow	$60,383	$40,268
*In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under accounting principles generally accepted in the United States of America ("GAAP") and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results.

Reconciliation of Adjusted Operating Income*
(in thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	January 25, 2025	January 27, 2024	January 25, 2025	January 27, 2024
Operating (loss) income (GAAP Measure)	$(3,628)	$8,036	$34,858	$67,688
Consultant related expenses associated with business transformation initiatives	2,130	—	6,054	—
Corporate governance expenses	2,711	—	2,944	—
Adjusted operating income (non-GAAP measure)	$1,213	$8,036	$43,856	$67,688
*In evaluating its business, Daktronics considers and uses adjusted operating income as a key measure of its operating performance. The term adjusted operating income is not defined under GAAP and is not a measure of operating income, cash flows from operating activities, or other GAAP figures and should not be considered alternatives to those computations. We define non-GAAP adjusted operating income as operating (loss) income plus consulting related expenses related to our business transformation initiatives and corporate governance expenses related to legal and advisory costs of reincoporation and shareholder relations. Management believes non-GAAP adjusted operating income is a useful indicator of our financial performance and our ability to generate cash flows from operations. Our definition of non-GAAP adjusted operating income may not be comparable to similarly titled definitions used by other companies. The table above reconciles non-GAAP adjusted operating income to comparable GAAP financial measures.

Reconciliation of Adjusted Net Income*
(in thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	January 25, 2025	January 27, 2024	January 25, 2025	January 27, 2024
Net (loss) income	$(17,156)	$10,742	$(696)	$32,103
Consultant related expenses associated with business transformation initiatives, net of taxes	1,576	—	4,480	—
Corporate governance expenses, net of taxes	2,006	—	2,179	—
Change in fair value of convertible note	14,083	(6,340)	25,369	11,570
Debt issuance costs expensed due to fair value of convertible note, net of taxes	—	—	—	2,297
Adjusted net income	$509	$4,402	$31,332	$45,970

*Adjusted net income. We disclose adjusted net income as a non-GAAP financial measurement in order to report our results exclusive of items that are non-recurring, unique, or not core to our operating business. We believe presenting this non-GAAP financial measurement provides investors with a consistent way to analyze our performance.

Reconciliation of Long-term Debt
(in thousands)
(unaudited)
Long-term debt consists of the following:

	January 25, 2025	April 27, 2024
Mortgage	$12,750	$13,875
Convertible note	11,128	25,000
Long-term debt, gross	23,878	38,875
Debt issuance costs, net	(481)	(761)
Change in fair value of convertible note	19,122	16,550
Current portion	(1,500)	(1,500)
Long-term debt, net	$41,019	$53,164